Exhibit 99.1

NEWS

JOHNSONDIVERSEY AND CLAYTON, DUBILIER & RICE ANNOUNCE

CLOSING OF EQUITY INVESTMENT AND COMPANY RECAPITALIZATION

$2.6 billion transaction enables accelerated growth

in the global commercial cleaning and hygiene market.

STURTEVANT, WISCONSIN/NEW YORK, November 24, 2009 – JohnsonDiversey, Inc. and Clayton Dubilier & Rice, LLC (“CD&R”) today announced the completion of a previously announced agreement under which CD&R-managed funds are investing $477 million for an approximate 46 percent equity interest in the company as part of a broader recapitalization transaction valued at $2.6 billion.

In addition, the company will be simplifying its name to “Diversey, Inc.,” preserving the strong global brand equity in the current name and retaining the depiction of a water lily in its logo, a reflection of the Johnson Family heritage of environmental leadership. The name change is expected to take effect in early 2010.

The recapitalization provides the company with the financial flexibility to accelerate growth in the global commercial cleaning and hygiene market. In addition to the CD&R fund investment, the transaction includes a debt financing package of approximately $1.9 billion. The new financing package includes $400 million of privately placed senior notes, $250 million of privately placed holding company PIK notes and $1.25 billion of senior secured credit facilities with a $250 million revolving credit facility. The Johnson Family of Racine, Wisconsin, retains approximately 50 percent ownership in the company. Unilever retains a 4% ownership interest.

“The recapitalization and equity investment by CD&R gives us both financial flexibility as well as access to the firm’s significant operating expertise to help us grow our business and expand our capabilities in delivering products, services and solutions that contribute to a cleaner, healthier future,” said JohnsonDiversey Chairman S. Curtis Johnson.

CD&R looks forward to helping the company achieve new levels of growth, added CD&R Partner Richard J. Schnall.

“The transaction exemplifies many elements required today for successful private equity investing – insight to understand value in an uncertain economic environment, strong relations with financing sources, and a high level of credibility with sellers of businesses,” Schnall said.

JohnsonDiversey President and CEO Ed Lonergan added, “CD&R has an outstanding track record of creating value in the companies in which it invests. We’re confident this transaction will be a success for all stakeholders.”

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JohnsonDiversey and Clayton, Dubilier & Rice Announce Closing of Equity Investment

and Company Recapitalization – Page 2

JohnsonDiversey recently announced two new initiatives to reinforce its leadership position in the global commercial cleaning and hygiene market and its commitment to public health. The company announced yesterday the creation of an Internet-based resource, www.outbreakcontrol.com, to address the H1N1 global pandemic by providing valuable information on disinfection and facility hygiene.

Earlier in November, JohnsonDiversey announced it had tripled to 25% its pledge to reduce the company’s greenhouse gas emissions by 2013 under the World Wildlife Fund Climate Savers program (see prior press release dated November 5, 2009). These actions further reinforce JohnsonDiversey’s commitment to providing cleaner, healthier and more sustainable facilities for its customers in the building management, lodging, food service, retail, health care, and food and beverage sectors.

Advisors

Goldman, Sachs & Co. and Citigroup Global Markets Inc. served as financial advisors to JohnsonDiversey on the transaction. Jones Day served as the company’s legal advisor. Barclays Capital Inc., HSBC Securities (USA) Inc., Natixis, Rabobank Securities, Inc. and RBC Capital Markets served as financial advisors to CD&R. Debevoise & Plimpton LLP served as CD&R’s legal advisor. Serving the Johnson Family shareholders were BDT Capital Partners, Inc. and the law firm of McDermott Will & Emery LLP.

Further information about the transaction is contained in various current reports on Form 8-K, filed with the Securities and Exchange Commission and available at www.johnsondiversey.com.

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CONTACTS:	JohnsonDiversey John Matthews Senior Vice President, Corporate Affairs (262) 631-2120 john.matthews@johnsondiversey.com	Clayton, Dubilier & Rice Thomas C. Franco (212) 407-5225 tfranco@cdr-inc.com

ABOUT CLAYTON, DUBILIER & RICE

Founded in 1978, Clayton, Dubilier & Rice, Inc. is a private equity firm with an investment strategy predicated on producing superior financial returns through building stronger, more profitable businesses. The Firm’s professionals include a combination of financial and operating executives. Since inception, CD&R has managed the investment of more than $12 billion in 45 U.S. and European businesses representing a broad range of industries with an aggregate transaction value of approximately $70 billion and revenues of nearly $100 billion. CD&R’s portfolio investments include global market leaders such as Hertz (NYSE: HTZ), Sally Beauty (NYSE: SBH), U.S. Foodservice and ServiceMaster. The Firm is based in New York and London. www.cdr-inc.com.

JohnsonDiversey and Clayton, Dubilier & Rice Announce Closing of Equity Investment

and Company Recapitalization – Page 3

ABOUT JOHNSONDIVERSEY

JohnsonDiversey Inc. is committed to a cleaner, healthier future. Its products, systems and expertise make food, drink and facilities safer and more hygienic for consumers and for building occupants. With sales into more than 175 countries, JohnsonDiversey is a leading global provider of commercial cleaning, sanitation and hygiene solutions. The company serves customers in the building management, lodging, food service, retail, health care, and food and beverage sectors. JohnsonDiversey is headquartered in Sturtevant, Wisconsin, USA. www.johnsondiversey.com.